UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check	the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Important Information

This filing is being made in the participants’ individual capacity, and not by or on behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). No Company resources were used in connection with these materials. On June 1, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of stockholders of the Company to be held on June 30, 2022.

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, any amendments or supplements thereto and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors, together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James, may be deemed participants in the solicitation of proxies from stockholders. Information about the participants is set forth in the definitive proxy statement.

UPDATE REGARDING DELAWARE LITIGATION

To ensure that stockholders of Aerojet Rocketdyne Holdings, Inc. (“Aerojet Rocketdyne” or the “Company”) have access to all information necessary to vote on a fully informed basis at the Special Stockholder Meeting to elect directors on June 30, 2022, the Committee for Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) has made regular filings with the SEC containing information related to the Verified Complaint filed on February 7, 2022 by Plaintiffs Warren G. Lichtenstein, James R. Henderson, Audrey A. McNiff, and Martin Turchin (“Plaintiffs”), captioned In re Aerojet Rocketdyne Holdings, Inc., C.A. No. 2022-0127-LWW. Plaintiffs filed the Verified Complaint against their four fellow directors on the Board of Directors (the “Board”) of Aerojet Rocketdyne: Eileen Drake, Thomas Corcoran, General Lance Lord and General Kevin Chilton (“Defendants”).

In addition to the transcripts of witness testimony provided during all three days of trial, which the Committee has already provided in SEC filings, stockholders now have access to the evidence used during the trial at https://maximizeajrdvalue.com/exhibits-1.

The Committee invites stockholders to review all of the evidence and trial testimony in connection with the vote to elect the Company’s directors at the Special Meeting of Stockholders on June 30, 2022.

The Plaintiffs, led by Mr. Lichtenstein, have told the Court they seek various relief through the trial, including the following: Corrective disclosure confirming that (1) the press release issued in the Company’s name on February 1, the SEC filings issued on behalf of the Company on February 2, and statements to the media and stockholders by the Company’s personnel and public relations firm were unauthorized; (2) numerous violations took place of the Temporary Restraining Order (“TRO”) issued by the Court on February 23, 2022; (3) the lawyers advising a committee of non-management directors in connection with an investigation of the conduct of Mr. Lichtenstein had material conflicts of interest and (4) other matters as will be established at trial.

While Defendants believe they acted in good faith and dispute that they violated the TRO or otherwise violated the law, they refer Company stockholders to the following, in addition to the complete trial transcripts and exhibits, in order to ensure that stockholders are able to make a fully informed decision when voting at the Special Meeting of Stockholders on June 30, 2022:

The February 1, 2022 press release entitled Aerojet Rocketdyne Holdings, Inc. Issues Statement Regarding Board Nominations From Steel Partners was issued without the authorization of a majority of the Aerojet Rocketdyne Board, including the four members of Mr. Lichtenstein’s slate.

Defendants took certain actions on behalf of the Company, without the authorization of a majority of the Aerojet Rocketdyne Board, including retaining counsel and filing a lawsuit on behalf of the Company against the four members of Mr. Lichtenstein’s slate.

After the Court granted the TRO that prohibited Defendants and Aerojet Rocketdyne from using the Company’s name or resources in connection with the proxy contest without Board authorization, Defendants took the following actions:

(a)	In reliance on counsel, Defendants worked with advisors—including legal and financial advisors—who served as advisors to the Company.

(b)

In reliance on counsel, Ms. Drake enlisted the assistance of Aerojet Rocketdyne personnel to take steps that would allow her to transfer Company shares beneficially owned by Ms. Drake into a Computershare account, so the shares could be held by Ms. Drake in record name—a requirement for nominating directors for election at a meeting of stockholders.

(c)	Certain Company personnel who supported the Committee in the proxy contest communicated with the Committee’s advisors regarding the proxy contest, including using Company-issued email addresses.

(d)	Certain Company personnel who supported the Committee in the proxy contest communicated with Aerojet Rocketdyne investors.

For additional context for these actions, please see the following materials, which we have previously filed with the SEC and are available free of charge at the SEC’s website (www.sec.gov):

Joint Pre-Trial Stipulation and [Proposed] Order:

https://www.sec.gov/Archives/edgar/data/0000040888/000119312522158242/d349408ddfan14a.htm

Plaintiffs’ Pretrial Brief and the Defendants’ Pretrial Brief:

https://www.sec.gov/Archives/edgar/data/40888/000119312522160774/d354016ddfan14a.htm

Transcripts of three-days hearing:

Day 1:

https://www.sec.gov/Archives/edgar/data/40888/000119312522158027/d317849ddfan14a.htm

Day 2:

https://www.sec.gov/Archives/edgar/data/40888/000119312522159330/d289481ddfan14a.htm

Day 3:

https://www.sec.gov/Archives/edgar/data/40888/000119312522160789/d354405ddfan14a.htm

Copies of all 156 exhibits introduced at trial are available here:

https://maximizeajrdvalue.com/exhibits-1.

Copies of the parties’ post-trial briefs and closing oral arguments will be filed with the SEC promptly, once available.

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.